EX-99.27(k)


November 25, 2003



Board of Directors
Jackson National Life Insurance Company
1 Corporate Way
Lansing, MI 48951

         RE:      Separate Account IV
                  Files Nos. 333-108433 and 811-09933

Board Members:

This opinion is furnished in connection with the filing by Jackson National Life Insurance Company (the "Company"), on behalf of its Separate Account IV (the "Separate Account"), of a Registration Statement on Form N-6 under the Securities Act of 1933 (the "Act"). The Registration Statement covers an indefinite amount of interests under the variable portion of Perspective Investor (the "Policies"), a flexible premium variable life insurance policy offered by the Company. Premiums paid under the Policies may be allocated by the Company to the Separate Account in accordance with the owners' directions with reserves established by the Company to support the Policies.

The Policies are designed to provide life insurance protection and are to be offered in a manner described in the prospectus which is included in the Registration Statement.

The Policies will be sold only in jurisdictions authorizing such sales.

I am familiar with the terms of the Policies and the Registration Statement and Exhibits hereto. I have also examined all such corporate records of the Company and such other documents and laws as I considered appropriate as a basis for the opinion hereinafter expressed. On the basis of such examination, it is my opinion that:

1. The Company is a corporation duly organized and validly existing under the laws of the State of Michigan.

2. The Separate Account is a separate account of the Company validly existing pursuant to the Michigan Statutes and the regulations issued thereunder, under which income, gains and losses, whether or not realized, from assets allocated to the Separate Account are, in accordance with the Policy, credited to or charged against the Separate Account without regard to other income, gains or losses of the Company.

3. Assets allocated to the Separate Account will be owned by the Company. The Company is not a trustee with respect thereto. The Policy provides that the portion of the assets of the Separate Account equal to the reserves and other Policy liabilities with respect to the Separate Account will not be chargeable with liabilities arising out of any other business the Company may conduct. The Company reserves the right to transfer assets of the Separate Account in excess of such reserves and other Policy liabilities to its General Account.

4. The Policies (including any units duly credited thereunder) have been duly authorized by the Company and, when issued and sold as described above in jurisdictions that have approved the policy form for sale in accordance with the insurance law of that jurisdiction, each of the Policies (including any such units), will constitute validly issued and binding obligations of the Company in accordance with its terms.

I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement of the Separate Account filed under the Act.

                                             Very truly yours,

                                             /s/ Susan S. Rhee

                                             Susan S. Rhee
                                             Assistant Vice President and
                                             Associate General Counsel